Exhibit 99.1: Peoples Financial Corporation Press Release Dated May 12, 2005

FOR IMMEDIATE RELEASE

For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION EARNINGS REVISED UPWARD BY
$430,000 FOR FIRST QUARTER 2005

BILOXI, MS (May 12, 2005)—Peoples Financial Corporation (NASDAQ Small Cap: PFBX), parent of The Peoples Bank, revised previously reported net income sharply upward for the first quarter of 2005 to $2,392,000, an increase of 123% over the same quarter in 2004.

Previously reported earnings were increased by $430,000 net of taxes due to the payment in full of a $5,500,000 loan that had been previously classified as impaired.

The Company will also recognize interest income in the second quarter of approximately $900,000, including accrued interest previously charged-off or interest not accrued while the loan was classified as nonaccrual. In addition, the Company will recognize approximately $962,000 of principal previously charged off.

Earnings per share for first quarter of 2005 increased to $.43, up 126% compared to $.19 per share the year before. Earnings per share figures are based on weighted average shares outstanding of 5,552,801 and 5,557,284 on March 31, 2005 and March 31, 2004, respectively.

“We are gratified that we have been able to recover full payment of this loan, including accrued interest,” said Chevis C. Swetman, chairman of the board and chief Executive officer of the bank and the holding company. “We reduced our allowance for loan losses in the first quarter in our previous earnings announcement, and we will continue to monitor the allowance and record provisions in the remaining quarters of 2005 as circumstances determine,” he added.

Founded in 1896, with $645 million in assets as of March 31, 2005, The Peoples Bank operates 16 full-service branches and 37 ATMs along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates an asset management department that has provided customers with financial, estate and retirement planning services since 1936. The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Small Cap Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

2 — YEAR FINANCIAL HIGHLIGHTS
(In Thousands, Except Per Share Amounts)
(Unaudited)

REVISED
Earnings (1)	2005	2004	Change
Quarter Ended March 31,
Net Income	$2,392	$1,072	123%
Net Income Per Share	0.43	0.19	126%

Financial Condition
March 31,	2005	2004	Change
Total Assets	$645,636	$599,391	8%
Loans — Net of Unearned Discounts	323,074	309,283	4
Investment Securities	227,060	218,904	4%
Total Deposits	426,777	406,683	5%
Shareholders’ Equity	86,691	85,510	1%
Book Value Per Share	15.61	15.39	1%
Selected Ratios
Return on average shareholders’ equity	11.12%	5.07%
Return on average total assets	1.55%	0.73%
Primary capital to average assets	15.01%	15.69%
Allowance for loan losses as a % of loans, net of unearned discount	1.81%	2.08%

(1)	Based on weighted average shares outstanding of 5,552,801 and 5,557,284 at March 31, 2005 and 2004, respectively.